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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011
	(Dollars in thousands)
Earnings:
Income before income taxes	$13,735	$9,976	$20,965	$17,746	$15,398	$11,572

Fixed Charges:
Interest on deposits	$1,041	$1,027	$2,032	$2,369	$2,800	$3,942
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	—	1	121	231	1,387	1,933
Rent expense interest factor(1)	472	431	897	906	912	922

Total fixed charges:
Including interest on deposits	$1,513	$1,459	$3,050	$3,506	$5,099	$6,797

Excluding interest on deposits	$472	$432	$1,018	$1,137	$2,299	$2,855

Ratio of earnings (loss) to fixed charges:
Excluding interest on deposits	30.10	24.12	21.59	16.61	7.70	5.05

Including interest on deposits	10.08	7.84	7.87	6.06	4.02	2.70

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

 CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011
	(Dollars in thousands)
Earnings:
Income before income taxes	$13,735	$9,976	$20,965	$17,746	$15,398	$11,572

Fixed Charges:
Interest on deposits	$1,041	1,027	$2,032	$2,369	$2,800	$3,942
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	—	1	121	231	1,387	1,933
Preferred stock dividends(1)	896	448	1,008	336	373	1,939
Rent expense interest factor(2)	472	431	897	906	912	922

Total fixed charges:
Including interest on deposits	$2,409	$1,907	$4,058	$3,842	$5,472	$8,736

Excluding interest on deposits	$1,368	$880	$2,026	$1,473	$2,672	$4,794

Ratio of earnings (loss) to fixed charges and preferred stock dividends:
Excluding interest on deposits	11.04	12.34	11.35	13.05	6.76	3.41

Including interest on deposits	6.70	6.23	6.17	5.62	3.81	2.32

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

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  Exhibit 12.1
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS